Exhibit 10.17

SOCKET COMMUNICATIONS, INC.

2001 MANAGEMENT INCENTIVE BONUS PLAN

General

Socket Communications, Inc. ("Company") will make quarterly incentive compensation payments to participating officers and director level/senior professional employees of the Company. Participation and payments are subject to the approval of the Board of Directors.

Participants

All officers and director level management personnel shall be participants unless otherwise specifically excluded.

Quarterly target compensation

The Board shall approve quarterly target compensation amounts for each participant.

Basis for payments

Target Compensation amounts shall be divided into four components tied to net revenue attainment (25%), gross margin attainment (25%), operating expense attainment (25%) and management by objectives ("MBO") attainment (25%). Attainment and related payouts shall be determined for each component as described in this section. Payout shall be the sum of the four components.

Net Revenue attainment: Actual quarterly Net Revenues shall be divided by Net Revenues in the Board of Directors approved financial plan ("Plan") and Percentage Attainment calculated. Payout will be calculated by multiplying the Net Revenue component of Target Compensation by a factor as follows:

Percentage Attainment	Factor
Less than 60%	Zero
60% to 150%	Same as percentage Attainment (.6 to 1.5)
More than 150%	1.5

Gross Margin attainment: Actual quarterly gross margin dollars shall be divided by Plan gross margin dollars and Percentage Attainment calculated. Payout will be calculated by multiplying the gross margin component of Target Compensation by a factor as follows:

Percentage Attainment	Factor
Less than 60%	Zero
60% to 150%	Same as percentage Attainment (.6 to 1.5)
More than 150%	1.5

Operating Expense attainment: Plan Operating Expense dollars shall be divided by actual Operating Expense dollars and percentage attainment calculated. Payout will be calculated by multiplying the Operating Expense component of Target Compensation by a factor as follows:

Percentage Attainment	Factor
Worse than 75%	Zero
75% or better	Same as percentage Attainment

MBO attainment: MBO's shall be established by each participant and the President at the beginning of each quarter (by the President and the Chairman for the President) and communicated to the Compensation Committee or Chairman of the Board of Directors as determined by the Board for approval. MBO's shall be attainable and measureable and may be updated from time to time for changes in priorities or factors outside the control of the participant that make an MBO unattainable. At the end of each quarter the President (Chairman for the President) shall determine a percentage attainment. Payout will be calculated by multiplying the MBO component of Target Compensation by the percentage attainment.

Adjustments to actual amounts used in the calculations: The Board of Directors may, in its sole discretion, adjust actual Net Revenues, actual Gross Margins and/or Actual Operating Expenses for transactions which were not in the ordinary course of business and/or the responsibility of the participants and which the Board wishes to exclude from performance measurements.

Timing of payouts: Payouts will be made as soon as financial results have been determined and after approval by the Board. Payouts should be made no later than 45 days after the end of the quarter.

Disputes: Any disputes shall be resolved by the Compensation Committee or by the Board of Directors, which shall have complete and final determination of all matters relating to this Plan.

Term and termination, Plan changes: This Plan shall be applicable to 2001 and may be terminated or changed without notice by the Compensation Committee.

Eligibility in the event of employee termination: Participants who terminate employment during a quarter shall be entitled to a pro rata share of the bonus entitlement calculated and paid after completion of the quarter. MBO attainment shall be set at 75% for purpose of this calculation unless a higher amount is approved by the Compensation Committee.

APPENDIX A

Examples of Percentage Attainment calculations:

Actual Revenues	Plan Revenues	% Attainment	Factor
$2,000,000	$1,250,000	160%	1.5000 (Max)
1,500,000	1,250,000	120%	1.2000
1,000,000	1,250,000	80%	.8000
700,000	1,250,000	56%	Zero

Gross Margins	Plan Gross Margins	% Attainment	Factor
$1,000,000	$600,000	166.67%	1.5000 (Max)
750,000	600,000	125%	1.2500
500,000	600,000	83.33%	.8300
350,000	600,000	58.33%	Zero

Operating Expenses	Plan Operating Expenses	% Attainment	Factor
$1,400,000	$800,000	57.14%	Zero
950,000	800,000	84.21%	.8421
700,000	800,000	114.29%	1.1429

		MBO % Attainment	Factor
		100%	1.0000
		82%	.8200
		35%	.3500